Exhibit 10.28

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”) is entered into and dated effective as of August 28, 2020 (the “Effective Date”) by and between Neauvia North America, Inc., a Delaware corporation (“Neauvia”), and Suneva Medical, Inc., a Delaware corporation (“Distributor”). Distributor and Neauvia are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Neauvia is in the business of developing, manufacturing, and marketing medical devices, and Distributor is in the business of distributing medical devices;

WHEREAS, the Parties desire for Neauvia to sell, and for Distributor to purchase, Neauvia’s products known as Plasma IQ as marketed by Neauvia from time to time during the Term (as defined below) (the “Product” or “Products”), pursuant to and subject to the terms and conditions of this Agreement; and

WHEREAS, the Parties desire for Distributor to distribute the Products through its distribution channels;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the Parties hereby agree as follows:

1. APPOINTMENT AS DISTRIBUTOR.

a. Appointment. During the Term and subject to the terms and conditions of this Agreement, Neauvia hereby appoints Distributor as the exclusive distributor except as to Neauvia of the Products for the United States of America and Canada (the “Territory”). Distributor hereby accepts such appointment on the terms and conditions set forth in this Agreement. Distributor shall not distribute any Products to any third party outside the Territory or where it knows or should know that such Products will be distributed outside the Territory.

b. No Manufacturing or Modification. Except as set forth above, no express or implied license or other rights of any kind are granted by Neauvia to Distributor regarding the manufacture, modification or improvement, duplication, or copying or reproduction of any Products.

c. Remuneration. The Parties agree that the sole remuneration for Distributor’s distribution of the Products and for related services shall be the consideration Distributor receives from its sale of the Products to third parties. For the avoidance of doubt, Neauvia shall have no obligation to reimburse Distributor for any costs or expenses.

d. Joint Cooperation Agreement. Within forty-five (45) days of the Effective Date, the Parties shall negotiate in good faith to enter into a Joint Cooperation Agreement on terms reasonably acceptable to both parties (the “JCA”). The purpose of the JCA shall be to clarify the Distributor commercial operations and interaction with Neauvia sales representatives. In particular, the JCA shall endeavor to clarify how the Distributor and Neauvia shall manage physician customers (especially those customer common to both Parties), fulfill customer sales orders, implement referral fees from Distributor to Neauvia if Neauvia personnel facilitate Distributor’s sale of Products, and implement referral fees from Neauvia to Distributor if Distributor personnel facilitate Neauvia’s sale of its other products.

2. ORDERS, PRICING, PAYMENT, DELIVERY TERMS.

a. Orders. Distributor shall order the Products by delivering a written purchase order (each, a “Purchase Order”) to Neauvia by e-mail, facsimile, or other order-management methods, in form and method mutually acceptable to the Parties, at least sixty (60) days prior to the requested shipment date. All Purchase Orders shall include (i) date of order, (ii) purchase order number, (iii) Distributor’s name, contact, and address information, (iv) the applicable Product names and quantities, (v) the aggregate Unit Price (as defined below) of the Products, and (vi) the requested shipment date. All orders placed by Distributor shall be subject to the terms of this Agreement. Additional, different, or conflicting terms contained in any Purchase Order, invoice, shipping documents, or order confirmation, shall not apply and only this Agreement and its terms will control. No Purchase Order shall be binding upon Neauvia until accepted in writing. Distributor may cancel any Purchase Order, in writing, within two (2) business days following Distributor’s delivery of such Purchase Order, provided however any such cancellation shall not affect Distributor’s obligations under Section 2.c (Minimum Purchase Volumes). Neauvia shall use reasonable endeavors to confirm to Distributor whether a Purchase Order is accepted within two (2) business days of receipt and at the same time shall specify the delivery date, which shall be the later of (i) sixty (60) days after receipt of such order from Distributor or (ii) the delivery date requested by Distributor. Neauvia shall use commercially reasonable efforts to meet the delivery dates confirmed by it for all orders for Product; provided however that a failure to fulfill Purchase Orders over a ninety (90) day period shall constitute a material breach of the Agreement.

b. Pricing and Payment Terms.

i) The price of each unit of Product for purposes of Distributor’s placement of Purchase Orders with Neauvia (each, a “Unit Price”) shall be as set forth on Schedule 1 attached hereto.

ii) Distributor shall pay the aggregate Unit Price for each Purchase Order accepted by Neauvia as follows:

(1)	With respect to each Purchase Order delivered prior to the time that Distributor has fully paid for an aggregate of 400 units of the Product, Distributor shall pay 100% of the aggregate Unit Price which shall be due and payable upon acceptance by Neauvia of each such Purchase Order and prior to any shipment or delivery; and

(2)	With respect to each Purchase Order delivered after the time that Distributor has fully paid for an aggregate of 400 or more units of the Product, Distributor shall pay (x) 30% of the aggregate Unit Price which shall be due and payable upon acceptance by Neauvia of each such Purchase Order and prior to any shipment or delivery and (y) the remaining 70% of the aggregate Unit Price within thirty (30) days from the shipment of the goods from Neauvia’s Facility.

All payments shall be made in United States Dollars, less any required withholding tax, currency control, or other restriction applicable to such payment, by wire transfer to Neauvia’s bank account set forth in each invoice or as otherwise provided by Neauvia to Distributor. All undisputed invoices not paid when due and all Minimum Purchase Units not timely purchased will accrue interest daily at a rate of one and one-half percent (1½%) per month, or the highest rate permissible by law, whichever is lower, on the unpaid balance until paid in full.

c. Minimum Purchase Volumes. In consideration of Neauvia’s agreement to the terms and conditions of this Agreement (including the pricing above and Distributor not being required to pay a customary upfront fee to Neauvia), Distributor hereby agrees to purchase the aggregate number of units of the Product set forth on Schedule 2 attached hereto (the “Minimum Purchase Units”) during each period set forth opposite such number of units on Schedule 2 so long as this Agreement is in effect (each such period, a “Minimum Unit Shipping Period”); provided however that Distributor may make up for a shortfall in a given Minimum Unit Shipping Period in the next Minimum Unit Shipping Period by purchasing such shortfall plus the required Minimum Purchase Units for such next Minimum Unit Shipping Period. Purchases of Products by Distributor made in excess of the Minimum Purchase Units for an applicable Minimum Unit Shipping Period shall be credited towards minimum purchase requirements for subsequent periods. Distributor acknowledges and agrees that the foregoing is an essential term of this Agreement and but for Distributor’s agreement to make such minimum purchases, Neauvia would not have entered into this Agreement. If Distributor fails to purchase any portion of the Minimum Purchase Units in a Minimum Unit Shipping Period and fails to make up such shortfall as set forth above, then at Distributor’s option, and without limitation of any other remedies available to Neauvia under this Agreement or at law or in equity (including termination for material breach), (i) Distributor may elect to notify Neauvia that Neauvia may deem a Purchase Order to have been delivered by Distributor, and accepted by Neauvia, for such unpurchased Minimum Purchase Units, and Neauvia may deliver Product to Distributor pursuant thereto, and Distributor shall pay for such delivery at the applicable Unit Price, or (ii) Distributor may elect to pay Neauvia an amount equal to such unpurchased Minimum Purchase Units at fifty percent (50%) of the applicable Unit Price; provided however if Distributor fails to make such an election within ten (10) days of such failure to purchase, then (i) Neauvia may elect to notify Distributor that Neauvia has deemed a Purchase Order to have been delivered by Distributor, and accepted by Neauvia, for such unpurchased Minimum Purchase Units, and Neauvia may deliver Product to Distributor pursuant thereto, and Distributor shall pay for such delivery at the applicable Unit Price, or (ii) Neauvia may elect for Distributor to pay Neauvia an amount equal to such unpurchased Minimum Purchase Units at fifty percent (50%) of the applicable Unit Price.

d. Taxes. Neauvia’s prices to Distributor do not include any national, state or local sales, use, value added or other taxes which Neauvia may be required to pay or collect upon the sale or delivery of the Products or upon collection of the sales price of such. Should any such tax be applicable, Distributor agrees to promptly pay or reimburse to Neauvia such tax including as set forth on any applicable invoice.

e. Forecasts. No less frequently than once every month, Distributor shall provide Neauvia with a non-binding forecast of its good-faith estimate of the number of units of Product for which it anticipates that it will place Purchase Orders in each of the following three (3) months.

f. Shipping and Delivery. All Products shall be sold, shipped and delivered Ex Works (Incoterms 2020) Neauvia’s facility. Title and risk of loss shall pass to Distributor upon delivery by Neauvia to the carrier at such facility.

g. Acceptance. Distributor shall have up to ten (10) business days within which to inspect the Products after delivery and shall notify Neauvia if any Products are visibly non-conforming or do not conform to the number of units or types of Products ordered. Any Products not rejected by Distributor by written notice to Neauvia within such period shall be deemed accepted.

3. CERTAIN OBLIGATIONS OF DISTRIBUTOR.

a. Distribution Efforts. Distributor will use commercially reasonable efforts to market, promote, distribute, and sell the Products in the Territory on a continuing basis. Distributor will maintain during the Term sufficient qualified personnel and resources to effectively market, promote, distribute, and sell the Products as contemplated herein. Distributor will perform all activities under this Agreement with the degree of skill and the standard of care observed by reputable providers of the same services.

b. Additional Requirements. Distributor agrees:

i) to comply with all laws, rules and regulations applicable to Distributor and its activities hereunder;

ii) without limiting the foregoing, to comply fully with: the Health Insurance Portability and Accountability Act of 1996, the Stark Law (42 USC §1395nn), the Foreign Corrupt Practices Act (15 USC §78dd-1, et seq.), the federal Anti-Kickback Statute (42 USC §1320a-7b(b)), the Federal Food, Drug, and Cosmetic Act, and applicable state laws, as each may be amended from time to time;

iii) to use only the claims stated and approved by Neauvia for the Products; off-label claims by Distributor to the use or performance of the Product are prohibited;

iv) to make no representations, warranties or guarantees to customers with respect to the specifications, features or capabilities of any Product that are inconsistent with the published literature, documentation, warranties, or guarantees distributed by Neauvia with respect to such Product;

v) to remain reasonably knowledgeable, informed and up-to-date concerning the function, specifications, and advantages of the Products;

vi) to deliver to every customer the technical documentation provided by Neauvia regarding the applicable Products and the safety (labeling included), end-user training, and operating instructions provided by Neauvia;

vii) not to alter or modify the Products and their original packaging, and to adequately store the said Products in such a way that is reasonably intended to avoid abnormal deterioration; and

viii) to not publish, or cooperate in the publication of, any misleading or deceptive advertising material with regard to Neauvia or any Product.

4. Regulatory Matters; marketing.

a. Records. Distributor shall maintain records to ensure the traceability of Product and to comply with the requirements and guidelines of the FDA relating to traceability, field experience reporting, product complaints, product returns and recalls. During the Term and for one (1) year after expiration or termination of this Agreement, Neauvia may, upon seven (7) days’ prior notice to Distributor, inspect such records of Distributor during normal working hours to verify Distributor’s compliance with this Agreement or to meet any regulatory obligations of Neauvia. In connection therewith, Distributor shall cooperate with Neauvia by: (i) making applicable records available, (ii) providing copies of the records requested, and (iii) directing its employees and agents to cooperate with Neauvia.

b. Product Complaints. Distributor agrees to (i) send all written customer complaints regarding the Products to Neauvia within forty-eight (48) hours of receipt of any complaint by Distributor and (ii) summarize in writing and send to Neauvia all oral customer complaints regarding the Products within forty-eight (48) hours of Distributor’s receipt. Distributor will promptly respond to and manage any complaints regarding the Products in a manner reasonably requested by Neauvia.

c. Adverse Event Reporting. Distributor shall promptly notify in writing Neauvia of any adverse event, accident, or safety issue with respect to any Product sold by Distributor of which Distributor is aware, such notification to take place not more than forty-eight (48) hours after Distributor is notified or otherwise becomes aware of any of the foregoing circumstances. Such notification shall be reasonably detailed. Without limiting the foregoing, Distributor agrees to provide to Neauvia, upon request, any information reasonably necessary for Neauvia to comply with any applicable governmental reporting or recordkeeping requirements, including the United States Food and Drug Administration’s Medical Device Reporting regulations and all similar laws, rules or regulations. All adverse event and complaint information described in this Section 4.c and in Section 4.b shall constitute confidential information of Neauvia.

d. Communications with FDA. Neauvia shall have the sole right and responsibility to make any communications to or respond to any inquiries from the FDA or any other regulatory agency related to the Products.

e. Further Agreements. Within forty-five (45) days of the Effective Date, the Parties shall enter into a pharmacovig ilance agreement and/or quality agreement in connection with this Agreement and the Parties will promptly cooperate in good faith to enter into such agreement in customary form.

f. Recalls and Other Field Actions.

i) In the event of any action taken to remove from the field or correct a Product or to notify third parties of a Product’s defectiveness or potential defectiveness, including recalls, market withdrawals, “dear doctor letters” or other corrections (collectively, a “Field Action”), Distributor and Neauvia shall cooperate in good faith to perform or resolve such Field Action. As the regulatory manufacturer, Neauvia is primarily responsible for determining when a Field Action is appropriate.

ii) Distributor will be responsible for implementing each Field Action within its distribution channel’s control, at Neauvia’s reasonable request, and Neauvia shall reimburse Distributor for its reasonable out-of-pocket costs incurred in performing each Field Action. In the event of a Field Action, Distributor shall cooperate fully with Neauvia including taking all reasonable actions to secure the recovery from its end customers of recalled Products.

g. Marketing Materials. Promptly after the Effective Date, the Parties agree to cooperate in good faith to create a claims matrix relating to Distributor’s marketing and promotional materials. Distributor shall not use any marketing and promotional materials that do not comply with Section 3(b) above. Once any marketing and promotional materials are in final form, Distributor shall submit the final version to Neauvia. If Neauvia determines that materials previously approved by it do not comply with this Agreement, applicable laws or regulatory requirements, then Neauvia may give written notice to Distributor of such noncompliance and that Distributor should discontinue use of such materials. Upon such notice, Distributor shall discontinue use of such materials and the Parties shall cooperate to produce compliant materials. For clarity, Neauvia shall have no responsibility or liability arising out of any materials used by Distributor after any such notice, any materials or statements which have not been approved by Neauvia as described above, and any materials which have been modified after Neauvia’s approval.

h. Training. Neauvia agrees that it shall provide training to certain Distributor personnel with respect to the Products from time to time as mutually agreed by the Parties. Distributor shall be responsible for training other Distributor personnel and its customers with respect to the Products. Distributor shall maintain reasonably detailed records of such training and shall provide such records to Neauvia upon Neauvia’s request.

5. WARRANTIES.

a. Mutual Representations and Warranties of the Parties. Each of Neauvia and Distributor make the following representations and warranties to the other Party:

i) such Party is duly organized and validly existing under the laws of its jurisdiction of its organization, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

ii) such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf have been duly authorized to do so by all requisite corporate action;

iii) this Agreement is legally binding upon such Party and enforceable in accordance with its terms;

iv) the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law, rule or regulation of any governmental authority having jurisdiction over it; and

v) all necessary consents, approvals and authorizations of all governmental authorities and third parties required to be obtained by such Party to enter into this Agreement and to perform this Agreement have been obtained.

b. Limited Product Warranty. All Products sold to Distributor pursuant to this Agreement are warranted by Neauvia in accordance with and to the extent of the warranties expressly set forth on the packaging, labeling, or instructions for use of the Products, as set forth on Schedule 3 hereto.

c. Limitation of Warranty. EXCEPT AS EXPLICITLY SET FORTH ABOVE, NEAUVIA DISCLAIMS ANY AND ALL, AND MAKES NO OTHER, WARRANTIES OR REPRESENTATIONS TO DISTRIBUTOR OR TO ANY OTHER PERSON, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NEAUVIA DOES NOT WARRANT THAT THE PRODUCTS WILL MEET THE REQUIREMENTS OF DISTRIBUTOR OR END CUSTOMERS.

d. No Additional Warranties by Distributor. Distributor shall not make any additional warranty, guarantee or representation with respect to the products, whether written or oral, to any third party on behalf of Neauvia.

6. CONFIDENTIALITY.

a. For the purposes of this Agreement, “Confidential Information” means confidential or proprietary information, documents, and other materials that are disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”), whether of a technical, business, or other nature (including inventions, trade secrets, know-how, Product-related events or experiences, and financial information). The Parties agree that Confidential Information shall also include the terms of this Agreement and the discussions between the Parties with respect thereto. During the Term and for a period of five (5) years thereafter, the Receiving Party will (i) hold all Confidential Information in strict trust and confidence and not disclose any Confidential Information to any third parties; (ii) protect the Confidential Information of the Disclosing Party against disclosure to third-parties using at least the same degree of care that it uses to protect its own proprietary information of a similar nature, but in no event less than a reasonable degree of care; and (iii) not use such Confidential Information for any purpose other than performing its obligations under this Agreement.

b. The obligations set forth in the preceding paragraph shall not apply to Confidential Information that: (i) is or becomes publicly known without fault of the Receiving Party; (ii) is or becomes lawfully available from a source other than the Disclosing Party on a non-confidential basis that is not prohibited from disclosing such information; (iii) was known to the Receiving Party before receipt from the Disclosing Party as evidenced by contemporaneous written documentation; or (iv) is independently developed by the Receiving Party without the use of or reference to any Confidential Information of the Disclosing Party, as evidenced by contemporaneous written documentation.

c. The obligations of confidentiality set forth in this Agreement shall not prohibit the Receiving Party from disclosing any part of Disclosing Party’s Confidential Information which the Receiving Party is required by law, rule, regulation, act or order of any governmental authority, agency, or court of competent jurisdiction to be disclosed; provided, however, the Receiving Party (i) to the extent reasonably practicable, shall give the Disclosing Party sufficient advance written notice to permit the Disclosing Party to seek a protective order or other similar order to obtain confidential treatment with respect to such Confidential Information, (ii) shall assist the Disclosing Party, as reasonably requested thereby and at the expense of the Disclosing Party, in seeking confidential or protective treatment of such information, and (iii) shall disclose only the minimum Confidential Information required to be disclosed in order to comply with such requirement. In addition, the obligations of confidentiality set forth in this Agreement shall not prohibit the Receiving Party from disclosing any part of Disclosing Party’s Confidential Information to third parties in connection with due diligence or similar reviews of the Receiving Party, so long as such third parties are bound by obligations of confidentiality with respect to such Confidential Information no less stringent than those contained in this Agreement.

7. INDEMNIFICATION.

a. By Neauvia. Neauvia shall indemnify, defend, and hold harmless Distributor and its affiliates, and their officers, directors, agents and employees, from and against any and all liabilities, losses, demands, damages, costs, and expenses (including reasonable attorney’s fees) to which such indemnitee may become subject as a result of any claim, demand, cause of action, lawsuit or other proceeding (each, a “Proceeding”) by any third party to the extent arising or resulting from:

i) personal injury from use of a Product in the form and condition such Product was delivered by Neauvia to Distributor and used in accordance with the Product’s documentation;

ii) violation of applicable law by Neauvia,

iii) breach or non-compliance with any terms of this Agreement by Neauvia;

iv) the fraud, gross negligence or willful misconduct of Neauvia; or

v) any Proceeding alleging or claiming that any of the Products infringes any intellectual property rights or any other proprietary right of any third party.

Notwithstanding the foregoing, Neauvia will not be responsible for any liabilities, losses, damages, costs, and expenses to the extent arising or resulting from: (i) the breach or non-compliance with any terms of this Agreement by Distributor or (ii) the fraud, gross negligence or willful misconduct of Distributor.

If a Product becomes the subject of any such infringement claim, Neauvia shall, at its option and expense, either (x) procure for Distributor the right to continue distributing the Products; (y) replace or modify the affected Products so they become non-infringing; or (z) accept return of the affected Products.

b. By Distributor. Distributor shall indemnify, defend, and hold harmless Neauvia and its affiliates, and their officers, directors, agents and employees, from and against any and all liabilities, losses, damages, costs, and expenses (including reasonable attorney’s fees) to which such indemnitee may become subject as a result of any Proceeding by any third party to the extent arising or resulting from:

i) violation of applicable law by Distributor;

ii) breach or non-compliance with any terms of this Agreement by Distributor; or

iii) the fraud, gross negligence or willful misconduct of Distributor;

Notwithstanding the foregoing, Distributor will not be responsible for any liabilities, losses, demands, damages, costs, and expenses to the extent arising or resulting from: (i) the breach or non-compliance with any terms of this Agreement by Neauvia or (ii) the fraud, gross negligence or willful misconduct of Neauvia.

c. Procedure; Settlement. The indemnifying Party shall have the right to control the defense of any Proceeding using counsel reasonably acceptable to the indemnified parties. Neither Party shall consent to any compromise or settlement of any Proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, the other Party’s consent shall not be required if such compromise or settlement (i) unconditionally releases the indemnified parties from all liability arising out of such Proceeding, (ii) does not include a statement as to or an admission of fault, culpability or failure to act on the part of any of the indemnified parties, and (iii) does not create or impose any license fee, royalty, or other payment obligation on either Party with respect to the sale of the Products or otherwise.

8. LIMITATION OF LIABILITY. NOTWITHSTANDING ANY OTHER PROVISION IN THE AGREEMENT AND EXCEPT WITH RESPECT TO A PARTY’S CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 6 AND INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 7 OR IN THE EVENT OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL ANY PARTY TO THIS AGREEMENT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL (INCLUDING DAMAGES FOR LOSS OF PROFITS OR REVENUES), PUNITIVE, OR EXEMPLARY DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT. EXCEPT WITH RESPECT TO A PARTY’S CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 6 AND INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 7, AND DISTRIBUTOR’S MINIMUM PURCHASE OBLIGATIONS UNDER SECTION 2, OR IN THE EVENT OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, in no event will either Party’s total aggregate liability (however arising) under, out of or in connection with to this Agreement, including (but not limited to) liability for breach of contract, misrepresentation (whether tortious or statutory), tort (including but not limited to negligence), breach of statutory duty, or otherwise, exceed USD 1,000,000, or the aggregate purchase price for products purchased during the twelve (12) month period immediately preceding the first event giving rise to liability, whichever AMOUNT is higher.

9. TERM AND TERMINATION.

a. Term. This Agreement shall be effective beginning on the Effective Date and continue until the date that is the earlier of three (3) years after the Effective Date or such earlier date as this Agreement is terminated pursuant to its terms (the “Term”).

b. Material Breach. If a Party breaches or fails to comply with any of the material terms of this Agreement, the other Party may terminate this Agreement, prior to the expiration of the Term, by giving written notice of its intent to terminate and stating the grounds therefor. The Party receiving the notice shall have sixty (60) days from the date of receipt thereof to cure the breach or failure (assuming the breach or failure is one that is possible to cure). If the breach or failure is not curable, the termination will be effective immediately upon notice. In the event such breach or failure is cured within such sixty (60) days, the notice shall be of no effect.

c. Insolvency or Liquidation. A Party may terminate this Agreement, prior to the expiration of the Term, by giving written notice of its intent to terminate, if the other Party has become the subject of voluntary or involuntary bankruptcy, receivership, insolvency, or similar proceedings that is not dismissed within thirty (30) days or if the other Party is liquidated, dissolved, or otherwise ceases conducting business.

d. Effect of Termination; Remedies.

i) Termination or expiration of this Agreement for any reason shall not release either Party hereto from any obligations which at such time have already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either Party hereto which is to survive such expiration or termination as provided herein, including the obligations of the Parties set forth in Sections 2.b. (Payment Terms), 5 (Warranties), 6 (Confidentiality), 7 (Indemnification), 8 (Limitation of Liability), 9 (Termination), 10 (Insurance), and 11 (Intellectual Property). All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise, and all such rights and remedies are reserved.

(ii) For ninety (90) days following any expiration or termination of this Agreement, Distributor may continue to sell any inventory in Distributor’s possession.

10. INSURANCE. Each Party agrees to obtain and maintain commercial general liability insurance and products liability insurance with reputable and financially secure insurance carriers in such amounts as are reasonable and customary for companies of comparable size and activities. Each Party shall maintain such insurance during the Term and thereafter for so long as is reasonably necessary to cover third party claims which may arise from the sale of Products pursuant to this Agreement. Upon request by a Party, the other Party shall promptly produce evidence of such insurance.

11. INTELLECTUAL PROPERTY.

a. General. Except as expressly provided in this Agreement, neither Party grants to the other Party any ownership rights in or to, any license in, to or under or any other right to use or exploit any of its patents, trademarks, trade names, copyrights or other intellectual property and all of a Party’s intellectual property in existence on the date hereof shall be owned exclusively by such Party.

b. Products. Distributor acknowledges that the Products embody valuable confidential and trade secret information of Neauvia. All rights not specifically and expressly granted by Neauvia to Distributor in this Agreement are hereby reserved by Neauvia. Distributor shall not have any right to reproduce, manufacture or modify any Product, to make copies of any Neauvia materials or documentation, or to adapt or create any improvement or derivative work of any Products or Neauvia materials or documentation. Distributor agrees that it will not, and will not assist any other party to, reverse engineer all or any part of any of the Products. In the event that, despite the restriction in the preceding sentences, Distributor or any of its employees, affiliates or agents creates any improvements or derivative works of any Neauvia materials, documentation or Products, all such improvements or derivative works and intellectual property rights related thereto are hereby assigned and transferred to Neauvia.

c. Trademarks. Neauvia hereby grants Distributor a non-exclusive, non-transferrable license and right to use Neauvia’s name, logo and trademarks associated with the Products (collectively, “Neauvia Marks”) solely in connection with Distributor’s marketing and distribution of the Products under this Agreement. Nothing herein shall grant Distributor any ownership, title or interest in any Neauvia Marks, and all use of the Neauvia Marks and goodwill derived therefrom shall inure to the benefit of Neauvia. If Distributor acquires any rights in the Neauvia Marks, by operation of law or otherwise, such rights are hereby assigned and transferred to Neauvia. Distributor will comply with any trademark usage guidelines that Neauvia may communicate to Distributor from time to time.

12. AMENDMENT; WAIVER; ENTIRE AGREEMENT; ASSIGNMENT. No agreement or understanding modifying or amending this Agreement shall be binding upon either Party hereto unless it is in writing and signed by a duly authorized representative thereof. Any waiver of strict compliance with the terms of this Agreement shall not be a waiver of a Party’s right to insist upon strict compliance with the terms of this Agreement thereafter. This Agreement, together with all attachments specifically referred to herein, constitutes the entire agreement and understanding between the Parties regarding the subject matter herein, and no party shall be liable or bound to the other in any manner by any warranties, representations, or covenants except as specifically set forth herein. Neither Party may assign this Agreement, or assign or delegate any of its rights or obligations hereunder, without the other Party’s prior written consent, such consent not to be unreasonably withheld; provided however that a Party may assign this Agreement or assign or delegate any of its rights or obligations hereunder to an affiliate of such Party or in connection with a change of control of such Party without the other Party’s prior written consent.

13. NOTICES. All notices that are required or permitted to be given pursuant to this Agreement shall be given by personal delivery, express courier, or certified mail and shall be directed to:

For Neauvia:

8480 Honeycutt Road
Raleigh, North Carolina 27615

For Distributor:

Suneva Medical, Inc.

5870 Pacific Center Blvd.

San Diego, CA 92121

and shall be deemed properly given to the Party at the above address on the date of personal delivery or on the actual date of delivery if sent by express courier or certified mail.

14. SEVERABILITY. The provisions of this Agreement shall be deemed separable. If any provision in this Agreement shall be found or held to be invalid or unenforceable, then the meaning of that provision shall be construed, to the extent feasible, to render the provision enforceable. However, if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the provisions that are invalid or unenforceable substantially impair the value of the entire Agreement to either Party. In such event, the Parties shall cooperate in good faith to negotiate a substitute, valid, and enforceable provision which most nearly effects the Parties’ intent in entering into this Agreement.

15. GOVERNING LAW. This Agreement will be interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed by the Parties with respect to this Agreement and the transactions contemplated hereby.

16. DISPUTE RESOLUTION. Both Parties will use good faith and reasonable efforts to resolve any dispute informally and as soon as practical. If any such dispute is not resolved informally within a reasonable period, then a member of senior executive management from each Party, having authority to resolve the dispute, will meet at a mutually agreeable time and place to attempt to resolve the dispute prior to commencing litigation. In the event any dispute is not so resolved, the parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware and the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

17. Independent Contractors; NO AGENCY. Distributor and Neauvia are independent contractors, and neither Party is an agent or partner of the other. Neither Party will have, and will not represent to any third party that it has, any authority to act on behalf of the other. Neither Party is authorized to create any obligation on behalf of the other Party.

18. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will be taken together and deemed to be one instrument. A manually or electronically signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy.

19. Construction. The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing these the terms of this Agreement. Unless the context of the terms clearly requires otherwise: (i) references to the plural include the singular, the singular the plural, and the part the whole, (ii) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (iii) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” and (iv) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole. Any reference in this Agreement to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. The Parties agree that this Agreement shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either Party and that ambiguities shall not be interpreted against the drafting party.

20. FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

21. DISTRIBUTOR RIGHT OF FIRST NEGOTIATION.

a. If during the Term, Neauvia determines to undertake an initiative to sell, transfer, assign or otherwise dispose of all or substantially all of its rights to the Product in the Territory (a “Product Sale”), then Neauvia will notify Distributor in writing of its intent to pursue such Product Sale. At the request of Distributor, Neauvia will afford Distributor a reasonable opportunity to review information relevant to the Product Sale. Within thirty (30) days of Distributor’s receipt of the written notice, Distributor will respond to Neauvia in writing regarding Distributor’s interest in the Product Sale. If Distributor indicates interest in pursuing the Product Sale, the Parties will negotiate in good faith for a period of at least forty-five (45) days to enter into a definitive agreement to effect the Product Sale. If (i) Distributor indicates no interest in the Product Sale or does not respond to Neauvia’s notice of the Product Sale within such thirty (30) day period, or (ii) Distributor and Neauvia do not enter into a definitive agreement to effect the Product Sale within such forty-five (45) day period, then Distributor’s rights under this Section 21.a shall expire, Neauvia will be free to pursue the Product Sale and will be deemed to have discharged its obligations under this Section 21.a unless and until the terms of this Section 21.a reset as set forth below; provided, however, that if at the end of such forty-five (45) day period the Parties are actively negotiating the terms of a definitive agreement, then such forty-five (45) day period may be extended to a mutually acceptable time by the Parties in writing. After the above referenced time periods, if Neauvia does not enter into a definitive agreement with a third party to effect the Product Sale within six (6) months following the expiration of Distributor’s rights above, the terms of this Section 21.a shall reset and Neauvia must again comply with the time periods set forth above. This Section 21.a shall have no force or effect at any time after Distributor has breached Section 2.c (Minimum Purchase Volumes).

b. If during the Term, Neauvia determines to undertake an initiative to grant any person, other than any Neauvia’s affiliate, any license or distribution rights to commercialize any or all of the products of Neauvia in the Territory (“Offered Territory Rights”), Neauvia will notify Distributor thereof, specifying the applicable product(s) with respect to which it proposes to grant Offered Territory Rights. For clarity, Distributor’s right with respect to any Offered Territory Rights under this Section 21.b. applies to such Offered Territory Rights in their entirety – i.e., all (and not less than all) of the applicable products in such Offered Territory Rights. Within thirty (30) days of Distributor’s receipt of the written notice, Distributor will respond to Neauvia in writing regarding Distributor’s interest in the Offered Territory Rights. If Distributor indicates interest in pursuing the Offered Territory Rights, the Parties will negotiate in good faith for a period of at least forty-five (45) days to enter into a definitive agreement to effect the Offered Territory Rights. If (i) Distributor indicates no interest in the Offered Territory Rights or does not respond to Neauvia’s notice of the Offered Territory Rights within such thirty (30) day period, or (ii) Distributor and Neauvia do not enter into a definitive agreement to effect the Offered Territory Rights within such forty-five (45) day period, then Distributor’s rights under this Section 21.b shall expire, Neauvia will be free to pursue the Offered Territory Rights and will be deemed to have discharged its obligations under this Section 21.b unless and until the terms of this Section 21.b reset as set forth below; provided, however, that if at the end of such forty-five (45) day period the Parties are actively negotiating the terms of a definitive agreement, then such forty-five (45) day period may be extended to a mutually acceptable time by the Parties in writing. After the above referenced time periods, if Neauvia does not enter into a definitive agreement with a third party to effect the Offered Territory Rights within six (6) months following the expiration of Distributor’s rights above, the terms of this Section 21.b shall reset and Neauvia must again comply with the time periods set forth above. This Section 21.b shall have no force or effect at any time after Distributor has breached Section 2.c (Minimum Purchase Volumes).

[Signature page follows]

[Signature page to Distribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Neauvia North America, Inc.	Suneva Medical, Inc.

By:	By:
Name:	Name:
Title:	Title: